NEWS RELEASE
FOR IMMEDIATE RELEASE

VITAL SIGNS, INC. ANNOUNCES A 21% INCREASE IN
QUARTERLY EARNINGS FROM CONTINUING OPERATIONS

      TOTOWA, N.J., May 8, 2007 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced sales and earnings for the second quarter ended March 31, 2007.

     Income from continuing operations increased 21% to $8,781,000, for the second quarter of fiscal 2007 compared to $7,252,000 for the second quarter of fiscal 2006. Earnings from continuing operations per diluted share increased 18% to $.66 per share for the second quarter of fiscal 2007 compared to $.56 per share for the second quarter of fiscal 2006.

     Net revenues for the second quarter of fiscal 2007 increased 6.5% to $50,393,000 compared to $47,298,000 in the comparable period last year.

     Following are the net revenues by business segment for the second quarter of fiscal 2007 compared to the second quarter of fiscal 2006 (in thousands of dollars):

	NET REVENUES BY BUSINESS SEGMENT
	FOR THE THREE MONTHS ENDED MARCH 31,
	2007	2006	PERCENT CHANGE
Anesthesia	$ 18,869	$ 18,410	2.5%
Respiratory/Critical Care	11,961	10,960	9.1%
Sleep	12,612	11,632	8.4%
Interventional cardiology/radiology	6,951	6,296	10.4%
Net Revenues	$ 50,393	$ 47,298	6.5%

     Terry Wall, President and CEO of Vital Signs, commented, “I am pleased with this quarter’s 21% earnings growth as it reflects the progress of our lean manufacturing initiatives. These projects have resulted in a gross margin improvement of 1.5%, primarily in our Anesthesia segment. Additionally, we are continuing to expand our in in-house manufacturing of non-latex breathing bags, which will continue to generate cost savings for ’07 and ‘08. I am also pleased with the 9.1% growth of our Respiratory/Critical Care segment which was especially rewarding after a period of low growth.”

     For the six month period ended March 31, 2007 income from continuing operations increased 19.5% to $16,281,000 as compared to $13,626,000 for the comparable fiscal 2006 period. Diluted earnings per share from continuing operations increased 16.0% to $1.23 for the six month period ended March 31, 2007 compared to $1.06 for the six month period ended March 31, 2006.

     Net revenues for the first six months of fiscal 2007 increased 6.2% to $96,055,000 as compared to $90,436,000 in the comparable period last year.

     Following are the net revenues by business segment for the six months ended March 31, 2007 and 2006 (in thousands of dollars):

	NET REVENUES BY BUSINESS SEGMENT
	FOR THE SIX MONTHS ENDED MARCH 31,
	2007	2006	PERCENT CHANGE
Anesthesia	$ 36,577	$ 35,578	2.8%
Respiratory/Critical Care	23,281	21,505	8.3%
Sleep	23,358	21,807	7.1%
Interventional cardiology/radiology	12,839	11,546	11.2%
Net Revenues	$ 96,055	$ 90,436	6.2%

Mr. Wall added: “Our guidance for fully diluted earnings per share from continuing operations for fiscal 2007, has been adjusted to between $2.59 and $2.67 per share (GAAP), to reflect Pharma Tech becoming a discontinued operation in the first quarter of fiscal 2007.”

Net cash provided from continuing operations for the six months ended March 31, 2007 was approximately $18.9 million as compared to net cash used of $11.8 million for the six months ended March 31, 2006.

     On May 7, 2007 the Board approved an increase in the quarterly dividend to $0.10 per share payable on May 31, 2007 to shareholders of record on May 18, 2007.

     All non-historical statements in this press release, including Vital Signs’ guidance with respect to fully diluted earnings per share from continuing operations for fiscal 2007, constitute Forward Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of risks and uncertainties, including unanticipated delays in bringing products to market, regulatory approval of new products, market conditions, and competitive responses as well as other factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30, 2006.

     Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care, achieving the number one market share position in the U.S. for five of its major product categories. Vital Signs also provides diagnostic services and therapeutic devices for the treatment of obstructive sleep apnea. Vital Signs is ISO 13485 certified and has CE Mark approval for its products. In 2006, Forbes Magazine named Vital Signs, Inc. as one of the “200 Best Small Companies in America” based on financial criteria.

VITL-G

FOR FURTHER INFORMATION, CONTACT:	Terry D. Wall, President
or William Craig, CFO
(973) 790-1330
http://www.vital-signs.com

VITAL SIGNS, INC.
FINANCIAL HIGHLIGHTS
STATEMENT OF INCOME

(In Thousands, Except Per Share Amounts)
(Unaudited)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	MARCH 31,		MARCH 31,
	2007	2006	2007	2006
Gross revenues	$69,303	$64,205	$132,672	$123,536
Rebates	(17,673)	(15,704)	(34,260)	(30,837)
Other deductions	(1,237)	(1,203)	(2,357)	(2,263)

Net revenues	50,393	47,298	96,055	90,436
Cost of goods sold and services
provided	23,337	22,628	44,917	43,156
Gross Profit	27,056	24,670	51,138	47,280

Expenses:
Selling, general and administrative	12,721	12,418	24,627	24,083
Research and development	1,727	1,739	3,572	3,397
Restructuring charge	—	—	—	—
Interest and other (income)/expense, net	(955)	(652)	(1,779)	(1,241)
Income from continuing operations
Before income taxes and minority interest	13,563	11,165	24,718	21,041
Provision for income taxes	4,528	3,725	7,941	7,043
Income from continuing operations before
minority interest	9,035	7,440	16,777	13,998
Minority interest	254	188	496	372
Income from continuing operations	8,781	7,252	16,281	13,626
(Loss) Income from discontinued operations,
net	(180)	216	(386)	502
Net income	$8,601	$7,468	$15,895	$14,128

Earnings (loss) per common share:
Basic:
Income per share from continuing
operations	$0.66	$0.56	$1.23	$1.07
Discontinued operations	(0.01)	0.02	(0.03)	0.04
Net earnings	$0.65	$0.58	$1.20	$1.11
Diluted:
Income per share from continuing
operations	$0.66	$0.56	$1.23	$1.06
Discontinued operations	(0.01)	0.02	(0.03)	0.04
Net earnings	$0.65	$0.58	$1.20	$1.10
Basic weighted average number of shares	13,220	12,898	13,219	12,743
Diluted weighted average number of shares	13,255	13,001	13,271	12,840

VITAL SIGNS, INC.
FINANCIAL HIGHLIGHTS

BALANCE SHEET HIGHLIGHTS:

	(In Thousands)
	(Unaudited)
	March 31,
	2007	2006
Cash and cash equivalents	$56,458	$20,732
Short Term Investments	81,943	87,158
Accounts Receivable	33,324	26,984
Inventory	20,747	19,387
Current Assets	215,077	178,916
Total Assets	$321,601	$284,872

Current Liabilities	$14,957	$14,919
Total Liabilities	14,957	14,919
Shareholders equity	$301,462	$265,806